Exhibit 21.1

VeriTeQ Corporation

List of Subsidiaries

Company Name	Ownership	Country or State of Incorporation or Formation
VeriTeQ Acquisition Corporation	100%	Florida
PositiveID Animal Health Corporation	100%	Florida
VTQ IP Holding Corporation	100%	Delaware